Exhibit 99.1

News Release

Contact:
Ed Holcomb
Controller
214-891-6546
eholcomb@docucorp.com

For Release:
FOR IMMEDIATE RELEASE
Docucorp Announces First Quarter Results
DALLAS — November 21, 2005 — Docucorp® International (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced revenues increased six percent to a record $20.8 million for the quarter ended October 31, 2005, as compared to $19.7 million for the first quarter of the prior year. Net income for the quarter was $546,000, or $0.05 per diluted share, compared to net income of $1.4 million, or $0.12 per diluted share, for the same period a year ago.
     Compared to the first quarter of fiscal 2005, ASP hosting revenue increased 33 percent to $8.0 million and maintenance revenue increased two percent to $5.4 million. Software license revenue decreased 31 percent to $2.0 million and professional services revenue decreased one percent to $5.4 million.
     “ While net income was less than the first quarter of fiscal 2005, I am pleased with the record revenues as well as operating improvements compared to recent quarters. Compared to the July quarter, we achieved increases in total revenue, earnings per share, ASP margin and professional services margin,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We will continue to focus our efforts on strengthening the sales and marketing organization, increasing profitability and accelerating growth.”
About Docucorp
Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including some of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East and Africa regions.
Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements.
Docucorp is a registered trademark of Docucorp International.
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One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©	2005 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months
	Ended October 31,
	2005	2004
Revenues
ASP hosting	$8,048	$6,050
Professional services	5,372	5,408
License	2,035	2,969
Maintenance	5,363	5,238

Total revenues	20,818	19,665

Cost of revenues
ASP hosting	7,360	5,037
Professional services	4,134	4,179
License	1,174	940
Maintenance	359	346

Total cost of revenues	13,027	10,502

Gross profit	7,791	9,163

Operating expenses
Product development	2,193	2,005
Sales and marketing	2,569	2,899
General and administrative	2,155	1,938

Total operating expenses	6,917	6,842

Income from operations	874	2,321
Interest expense	(113)	(151)
Other income, net	106	119

Income before income taxes	867	2,289
Provision for income taxes	321	882

Net income	$546	$1,407

Basic net income per share	$0.05	$0.13

Weighted average basic shares outstanding	10,900	10,507

Diluted net income per share	$0.05	$0.12

Weighted average diluted shares outstanding	11,505	11,435

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	October 31,	July 31,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$9,263	$8,381
Accounts receivable, net of allowance of $285 and $293, respectively	16,081	17,132
Current portion of deferred taxes	170	170
Income tax receivable	248	248
Other current assets	2,409	2,559

Total current assets	28,171	28,490
Property and equipment, net of accumulated depreciation of $21,147 and $20,122, respectively	9,608	10,261
Software development costs, net of accumulated amortization of $26,982 and $25,909 respectively	13,886	13,687
Goodwill	9,842	9,842
Identifiable intangibles, net of accumulated amortization of $161 and $113, respectively	859	907
Other assets	426	448

Total assets	$62,792	$63,635

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,824	$2,423
Accrued liabilities:
Accrued compensation	3,184	3,067
Other	1,413	1,491
Income taxes payable	101	403
Current portion of lease obligations	1,452	1,459
Current portion of long-term debt	3,618	3,617
Deferred revenue	10,584	11,479

Total current liabilities	23,176	23,939
Deferred taxes	5,271	5,178
Long-term lease obligations	1,924	2,303
Long-term debt	2,557	3,462
Other long-term liabilities	1,255	1,224
Commitment and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	48,132	48,035
Treasury stock at cost, 5,253,953 and 5,458,912 shares, respectively	(29,207)	(30,347)
Retained earnings	12,814	12,268
Unearned compensation	(2,803)	(2,100)
Foreign currency translation adjustment	(493)	(493)

Total stockholders’ equity	28,609	27,529

Total liabilities and stockholders’ equity	$62,792	$63,635